UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Stifel Financial Corp.

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STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

June 24, 2015

Fellow Shareholders:

Our annual shareholder meeting is currently adjourned to Tuesday, July 7, 2015 at 11:00 a.m. at our corporate headquarters in St. Louis, MO. We are sending you this letter in advance of that meeting to ask you to vote FOR the advisory resolution approving the executive compensation of our named executive officers (“Say on Pay”).

As described in our 2015 proxy statement, our Board of Directors unanimously recommends a vote FOR Item II, the “Say on Pay” proposal. However, during the solicitation period ISS, as independent proxy advisor, recommended against our “Say on Pay” proposal. The ISS recommendation came as a surprise to us and led to our reaching out to many shareholders to solicit their views and better explain what we seek to accomplish through our compensation program.

Based on the feedback we received from our shareholders, we intend to institute the following changes going forward:

•	Our Compensation Committee will retain an independent compensation consultant to make recommendations.

•	We will enhance our disclosure to more clearly describe the particular quantitative and qualitative factors used in a specific year in determining compensation for our named executive officers.

•	We will expand and be more detailed with respect to the thought process and sequence of steps undertaken by the Compensation Committee as part of its process for determining compensation for our named executive officers.

•	Our Compensation Committee, in consultation with the independent compensation consultant, will establish a long-term component of compensation that is based on pre-determined performance-based metrics for our named executive officers.

•	We will continue to reach out to you, our shareholders, on an ongoing basis to solicit feedback on our corporate governance structures, and we will continually work to improve our public disclosure to better communicate our approach and address any concerns raised.

We believe that the discretion exercised by our Compensation Committee is an essential component of our efforts to build Stifel into a premier investment bank and wealth management firm. Our mission is to be the firm of choice for associates, clients and shareholders. We are in a human capital business and must pay competitively and fairly to retain our top talent.

Our Compensation Committee firmly believes that discretion is a critical element of our approach to compensation. Our Compensation Committee believes that a formulaic approach can have unintended consequences, fail to capture “soft” factors and lead to potential mis-alignment of interests between the firm and its executives. By contrast, our Compensation Committee believes that the discretion that it has exercised historically has aligned executive pay with firm performance, fostered a long-term culture and enhanced our corporate culture. For example, as explained on pages 38 through 42 of our proxy statement, our CEO total annual earned compensation (as described on page 29 of our proxy statement) is based on numerous factors including several soft factors. In addition, we note that our CEO total annual earned compensation increased in line with the three core metrics we use to evaluate our business:

% Change from 2013 to 2014
Core Pre-Tax Net Income	14%
Core Net Revenues	12%
Core EPS	10%
Stifel CEO Total Annual Earned Compensation	10%

Naturally, the discretion exercised by our Compensation Committee has limits. Under our current and proposed Executive Performance Plan, bonus pools for covered employees are established and the Compensation Committee has no authority to increase those bonus pools, but may use negative discretion to decrease the amount of compensation payable. The new 2015 proposed Executive Incentive Performance Plan (Item 3 in our proxy statement) has received overwhelming support from our shareholders and establishes the formulas to determine the amount of compensation that may be paid to the participants as the sum of 3% of the growth in our revenues plus 3% of the our pre-tax net income.

While we firmly believe Compensation Committee discretion is a cornerstone of our success as a firm, we recognize that there should be more visibility into that process. As noted above, we will provide more disclosure regarding the specific determinations made by the Compensation Committee in a given year and we will provide more detailed descriptions of the specific factors weighed by the Compensation Committee.

We have observed in other firms that sometimes a focus on short-term incentives can lead to negative consequences. We expect our executives to act in the best interests of the Company in all circumstances and recognize that our industry is one where there can be unpredictable swings. For those reasons, we believe that it is in our shareholders’ best interests to maintain a long-term focus and a degree of flexibility to reward individual achievements. Historically, our long-term awards are time-based with acceleration for reaching certain achievements. However, in accordance with shareholder feedback, we will establish a long-term component of compensation that is based on pre-determined performance-based metrics for our named executive officers.

In addition to the comments noted above, we urge you to consider the following points when considering your vote:

1.	Our core financial and strategic performance for fiscal 2014 demonstrates a direct link between pay and performance as noted above and also on pages 28, 29 and 38 in our proxy. Also, according to an independent report, total CEO pay was 0.89 times the median of our peers. However, we are committed to providing more transparency on the inputs aligning pay for performance going forward.

2.	We believe it is important to note that our strong performance during the financial crisis resulted in both a more stable stock performance for us and, naturally, a smaller rebound after the financial crisis. Accordingly, our relative performance immediately after the financial crisis, as evident in our 3-year stock performance, is lower than some of our peers who were rebounding from historic lows. The following table illustrates this point, as we significantly outperformed our peer group during the years of the financial crisis (2008 – 2011) and over the entire 7-year period through 2014. However, the 3-year period through 2014 saw underperformance against many of our peers as they rebounded from the lows many of them reached during the financial crisis.

4 Year		3 Years		7 Years
12/31/07 - 12/31/11		12/31/11 - 12/31/14		12/31/07 - 12/31/14
Stifel Financial Corp.	37.17%	Bank of America Corporation	226.65%	Stifel Financial Corp.	118.37%
Raymond James Financial, Inc.	-5.21%	Piper Jaffray Companies	187.57%	Raymond James Financial, Inc.	97.16%
JMP Group LLC	-10.02%	Morgan Stanley	164.63%	S&P 500 Index	40.22%
S&P 500 Index	-14.35%	The Goldman Sachs Group, Inc.	123.66%	Piper Jaffray Companies	25.41%
The Goldman Sachs Group, Inc.	-56.15%	Raymond James Financial, Inc.	92.53%	JMP Group LLC	3.46%
Piper Jaffray Companies	-56.39%	S&P 500 Index	63.72%	The Goldman Sachs Group, Inc.	-1.92%
Oppenheimer Holdings Inc.	-58.86%	Stifel Financial Corp.	59.19%	Morgan Stanley	-19.33%
Morgan Stanley	-69.52%	Oppenheimer Holdings Inc.	54.90%	Oppenheimer Holdings Inc.	-36.27%
Bank of America Corporation	-85.24%	JMP Group LLC	14.99%	Bank of America Corporation	-51.79%

3.	Our award agreements for RSUs issued since 2010 generally maintain the requirement of ‘‘double triggers’’ on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.

We have listened to you, our shareholders, and believe that the above described changes we intend to implement reflect the consolidated feedback we have received. You can also communicate with us at any time by email, investorrelations@stifel.com. We welcome specific feedback as it relates to this topic.

If you previously voted against Item II, we hope that you reconsider your vote in response to our commitment going forward. We also plan on reviewing several governance issues that have been raised by shareholders. In the next several weeks, we plan to reach out to you, our shareholders, to assist us with our commitment. At this time, we are seeking your support for this year.

Bottom line, we are asking you to vote FOR the advisory resolution approving the executive compensation of our named executive officers. We look forward to hearing from you!

Sincerely,

Ronald J. Kruszewski	James M. Oates
Chairman and CEO	Compensation Committee Chairman